QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.3

April 27, 2015

CONSENT OF NEIL BURNS

United States Securities and Exchange Commission

Gentlemen:

        I, Neil Burns, MSc, P.Geo., Vice President Technical Services, Silver Wheaton Corp., hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-10 of Silver Wheaton Corp. of the information approved by me, that I supervised the preparation of or reviewed by me that is of a scientific or technical nature and all other references to such information included or incorporated by reference in the registration statement on Form F-10 of Silver Wheaton Corp.

Yours truly,

/s/ NEIL BURNS Neil Burns, MSc, P.Geo. Vice President Technical Services, Silver Wheaton Corp.

QuickLinks

  Exhibit 5.3
CONSENT OF NEIL BURNS